EXHIBIT 99.1

For more information, please contact:
Bill Davis, Perficient, Inc., (314) 529-3555
bill.davis@perficient.com

FOR IMMEDIATE RELEASE

PERFICIENT ACQUIRES NORTHRIDGE SYSTEMS

ST. LOUIS (July 2, 2012) – Perficient, Inc. (NASDAQ: PRFT), a leading information technology consulting firm serving Global 2000 and other large enterprise customers throughout North America, today announced that it has acquired Atlanta-based Northridge Systems, Inc. (“Northridge”), a  $12 million annual services revenue business and technology consulting firm focused on collaboration solutions, primarily leveraging the Microsoft SharePoint platform.

The transaction will increase Perficient’s current annualized revenues to approximately $350 million and is expected to be accretive to earnings per share immediately.

“Already one of the largest Microsoft NSIs in the country, we’re pleased to deepen our capabilities even further through the addition of Northridge,” said Jeffrey Davis, Perficient’s chief executive officer and president. “Northridge brings meaningful services expertise, critical mass in the southeastern U.S. and a proven track record of growth, profitability and client satisfaction.”

“With Microsoft’s Worldwide Partner Conference just days away, we’re thrilled to announce this strategic expansion of our Microsoft practice,” said Kathy Henely, Perficient’s chief operating officer.  “Northridge excels at delivering collaborative technology solutions that drive workforce productivity and brand experience solutions that drive customer loyalty.  We see significant opportunity to leverage their expertise within our existing client base.”

The acquisition of Northridge:

▪	Increases Perficient’s market presence in the southeastern United States and particularly in Atlanta and Charlotte, key technology markets;
▪	Adds more than 90 consulting, technology, sales and support professionals; and
▪
Adds client relationships with enterprise customers including Allstate, Atlanta Gas Light, Chick-fil-A, Duke University, Electrolux, Garmin, Georgia-Pacific, Lowe’s, Meijer, Pacific Life, Time Warner Cable and many others.

Northridge co-founder and CEO Rob Patten will join Perficient in a key leadership role, reporting directly to Aaron Sloman, general manager of Perficient’s Microsoft National Business Unit.

“Perficient is well known for its expertise across many technology platforms and is widely-regarded as one of the largest and most capable Microsoft systems integrator partners in the country,” said Patten. “Joining the Perficient team accelerates our collective opportunities for continued growth and success.”

The consideration paid in the transaction is approximately $14.4 million and includes $10.6 million in cash and approximately $3.8 million worth of Perficient common stock (based on the average closing price of Perficient’s common stock on the NASDAQ Global Select Market for the thirty trading days immediately preceding the acquisition close per the terms of the acquisition agreement).

Randy Grigg, managing partner of Ridgecrest Advisors, advised Perficient on the transaction in his capacity as a registered investment banking agent of Burch & Company, Inc.

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About Perficient
Perficient is a leading information technology consulting firm serving Global 2000 and enterprise customers throughout North America. Perficient’s professionals serve clients from a network of offices across North America and three offshore locations, in Eastern Europe, India, and China. Perficient helps clients use Internet-based technologies to improve productivity and competitiveness, strengthen relationships with customers, suppliers and partners, and reduce information technology costs. Perficient, traded on the Nasdaq Global Select Market, is a member of the Russell 2000® index and the S&P SmallCap 600 index. Perficient is an award-winning “Premier Level” IBM business partner, a TeamTIBCO partner, a Microsoft National Systems Integrator and Gold Certified Partner, an EMC Select Services Team Partner, and an Oracle Platinum Partner.

About Northridge Systems, Inc.
Northridge is a nationally-recognized leader in delivering collaboration solutions to mid-market and enterprise clients throughout North America. By combining vast expertise in the areas of business consulting, user experience, and collaboration technology, Northridge delivers comprehensive collaboration solutions for the Enterprise and Internet that are both highly functional and beautifully creative.

With a focus on delivering a measurable return on investment for each client, Northridge offers a rich portfolio of services including collaboration strategy, portal migration and implementation, dashboards and analytics, user experience and branding, collaborative websites, and custom collaboration solutions.

Safe Harbor Statement
Some of the statements contained in this news release that are not purely historical statements discuss future expectations or state other forward-looking information related to financial results and business outlook for 2012.  Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements.  The “forward-looking” information is based on management’s current intent, belief, expectations, estimates, and projections regarding our company and our industry.  You should be aware that those statements only reflect our predictions.  Actual events or results may differ substantially.  Important factors that could cause our actual results to be materially different from the forward-looking statements are disclosed under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2011 and our quarterly report on Form 10-Q for the quarter ended March 31, 2012.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.  This cautionary statement is provided pursuant to Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The forward-looking statements in this release are made only as of the date hereof and we undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.